Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2017

Company Reports Significant Increases in Revenue & Operating Profit; Ships 100th Purion System

BEVERLY, Mass. — May 4, 2017—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2017.

The Company reported first quarter revenue of $86.9 million, compared to $69.4 million for the fourth quarter of 2016. Operating profit for the quarter was $10.7 million, compared to $5.9 million for the fourth quarter. Net income for the quarter was $9.5 million, or $0.29 per share. Net income for the fourth quarter of 2016 was $4.0 million, or $0.13 per share. Total cash was $76.2 million at March 31, 2017, compared to $77.7 million on December 31, 2016.

President and CEO Mary Puma commented, “The industry is in a period of strong growth, driven by the thriving IoT and data storage markets. Today we shipped our 100th Purion system, demonstrating the continuing adoption of Purion products based on the innovative technology differentiation they offer customers. The Purion platform is well positioned to capitalize on the strength of this market.”

“I am very pleased with our financial performance in the first quarter. We exceeded guidance and consensus estimates across the board,” said Chief Financial Officer and Executive Vice President Kevin Brewer. “Our gross margin initiatives continue to deliver results and this quarter we demonstrated that Axcelis can generate 40% gross margins.”

Business Outlook

For the second quarter ending June 30, 2017, Axcelis expects revenues of approximately $100 million. Gross margin in the second quarter is expected to be approximately 38%. Second quarter operating profit is forecasted to be approximately $12-13 million with earnings per share of $0.30-0.35. Total cash for the quarter is also expected to be around $100 million.

First Quarter 2017 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss the Company’s results for the first quarter of 2017. The call will be available to interested listeners via an audio webcast on the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 97405648. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the SEC safe harbor provisions. These statements, which include our expectations for increased spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2017	2016

Revenue:
Product	$81,978	$62,175
Services	4,915	5,346
Total revenue	86,893	67,521
Cost of Revenue:
Product	46,797	40,263
Services	5,382	3,842
Total cost of revenue	52,179	44,105

Gross profit	34,714	23,416

Operating expenses:
Research and development	9,895	8,636
Sales and marketing	7,049	5,960
General and administrative	7,057	6,042
Restructuring charges	—	282
Total operating expenses	24,001	20,920

Income from operations	10,713	2,496

Other (expense) income:
Interest income	69	54
Interest expense	(1,111)	(1,047)
Other, net	(154)	(59)
Total other expense	(1,196)	(1,052)

Income before income taxes	9,517	1,444

Income tax provision (benefit)	11	(504)

Net income	$9,506	$1,948

Net income per share:
Basic	$0.32	$0.07
Diluted	$0.29	$0.06

Shares used in computing net income per share:
Basic weighted average common shares	29,772	29,038
Diluted weighted average common shares	32,255	30,520

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2017	2016

ASSETS
Cash and cash equivalents	$69,429	$70,791
Accounts receivable, net	67,083	50,573
Inventories, net	115,635	113,853
Prepaid expenses and other assets	32,182	29,310
Property, plant and equipment, net	31,486	30,840
Restricted cash	6,792	6,864
Total assets	$322,607	$302,231

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$26,426	$24,996
Accrued compensation	5,920	5,142
Warranty	3,124	2,668
Income taxes	252	240
Deferred revenue	13,121	11,009
Sale leaseback obligation	47,681	47,586
Other liabilities	9,840	9,135
Total liabilities	106,364	100,776

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 30,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 75,000 shares authorized; 29,995 shares issued and outstanding at March 31, 2017; 29,518 shares issued and outstanding at December 31, 2016	30	30
Additional paid-in capital	538,747	535,408
Accumulated deficit	(322,198)	(331,704)
Accumulated other comprehensive loss	(336)	(2,279)
Total stockholders’ equity	216,243	201,455
Total liabilities and stockholders’ equity	$322,607	$302,231